EXHIBIT d.3

                                SECOND AMENDMENT
                            TO AMENDED AND RESTATED
                          INVESTMENT ADVISORY AGREEMENT

                                SECOND AMENDMENT
                                ----------------
                            TO AMENDED AND RESTATED
                            -----------------------
                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------


         THIS AMENDMENT effective as of the 29th day of July, 2005 amends that certain Amended and Restated Investment Advisory Agreement dated as of November 20, 2002 and that First Amendment dated October 21, 2004 (the "Agreement") by and between Phoenix Equity Trust (formerly known as Phoenix-Aberdeen Worldwide Opportunities Fund), a Delaware statutory trust (the "Trust") and Phoenix Investment Counsel, Inc., a Massachusetts corporation (the "Adviser") as follows:

1. The Phoenix Pathfinder Fund, the Phoenix Relative Value Fund and the Phoenix Total Value Return Fund will each become a series of the Trust.

2. The name Phoenix-Aberdeen Worldwide Opportunities Fund has been changed to Phoenix Worldwide Strategies Fund.

3. Schedule A to the Agreement is hereby deleted in its entirety and Schedule A attached hereto substituted in its place.

4. Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement, as amended. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

5. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers of other representatives.


                              PHOENIX INVESTMENT COUNSEL, INC.

                              By:      /s/ John H. Beers
                                  -------------------------------
                              Name:    John H. Beers
                              Title:   Vice President and Clerk


                              PHOENIX EQUITY TRUST

                              By:      /s/ Francis G. Waltman
                                  -------------------------------
                              Name:    Francis G. Waltman
                              Title:    Senior Vice President

                                   SCHEDULE A
                                   ----------

            SERIES                                             INVESTMENT ADVISORY FEE
            ------                                             -----------------------

Phoenix Mid-Cap Value Fund                                               0.75%

Phoenix Pathfinder Fund                                                  0.80%

Phoenix Relative Value Fund                                              0.80%

Phoenix Total Value Fund                                                 0.80%



                                                 $1st Billion        $1 + Billion        $2+ Billion
                                                                      through $2
                                                                        Billion

Phoenix Worldwide Strategies Fund                   0.85%                0.80%              0.75%

         Phoenix Investment Counsel, Inc. has contractually agreed to waive fees in the amount of 0.10% beginning on June 3, 2005 (the date shareholders approved a new fee schedule to the Amended and Restated Investment Advisory Agreements) and ending October 1, 2006.